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Exhibit 23.1

                       CONSENT OF JONES, JENSEN & COMPANY


We hereby consent to the use of our audit report dated April 14, 2000 in this Form 10-KSB/A of 2-Infinity.com, Inc. (formerly Lakota Technologies, Inc.) and Subsidiaries for the year ended December 31, 1999, which is part of this Form 10-KSB/A and all references to our firm included in this Form 10-KSB/A.

/s/ Jones, Jensen & Company

Jones, Jensen & Company
Salt Lake City, Utah
June 16, 2000